Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 10, 2006, in the Registration Statement (Form S-1) and related Prospectus of Website Pros, Inc. dated May 24, 2006 for the registration of 5,469,828 shares of its common stock.

/s/ Ernst & Young LLP

Jacksonville, FL

May 19, 2006